Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 21, 2015

SunEdison, Inc.

13736 Riverport Drive, Suite 180

Maryland Heights, Missouri

Re: SunEdison, Inc.

Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as special counsel to SunEdison, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 650,000 shares (the “Shares”) of its 6.75% Series A Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”).This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3ASR (File No. 333-191053) of the Company relating to preferred stock and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2013 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated September 9, 2013 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated August 18, 2015 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated August 18, 2015, between the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc., as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Shares;

SunEdison, Inc.

August 21, 2015

(e) an executed copy of a certificate of Martin Truong, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware as of June 4, 2014, and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s bylaws, as amended and as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(h) a specimen certificate evidencing the Preferred Stock, certified pursuant to the Secretary’s Certificate;

(i) the Certificate of Designations as filed with the Secretary of State of the State of Delaware designating the Preferred Stock (the “Certificate of Designations”); and

(j) a copy of certain resolutions of the Board of Directors of the Company, adopted on August 17, 2015, and certain resolutions of the Pricing Committee thereof, adopted on August 18, 2015 and August 20, 2015, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. We have also assumed that a duly executed and completed certificate evidencing the Shares being sold, in the form examined by us, is delivered against payment therefor.

SunEdison, Inc.

August 21, 2015

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”) and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinions stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable; and

2. The maximum number of 88,555,859 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), initially issuable upon the conversion of the Shares pursuant to the Certificate of Designations have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon conversion of the Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 2 above, we have assumed that the amount obtained by dividing the Liquidation Preference (as defined in the Certificate of Designations) of the Shares by the number of shares of Common Stock issued upon conversion of each of the Shares will be at least equal to the par value of the Common Stock at the time of conversion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP